Exhibit 99.1

Contact:	Joe Schierhorn, President, CEO, and COO
(907) 261-3308
Latosha Frye, Chief Financial Officer
(907) 261-8763

NEWS RELEASE

Northrim BanCorp Reports Earnings of $3.6 Million, or $0.51 per Diluted Share in 2Q17

ANCHORAGE, Alaska - July 31, 2017 - Northrim BanCorp, Inc. (NASDAQ:NRIM) (“Northrim” or the "Company") today reported that net income attributable to the Company was $3.6 million, or $0.51 per diluted share, in the second quarter of 2017, compared to $4.4 million, or $0.63 per diluted share, in the second quarter of 2016, and $3.8 million, or $0.55 per diluted share, in the first quarter of 2017. The decline in profitability compared to the second quarter of 2016 was in large part due to lower mortgage banking income principally resulting from normal seasonality combined with a slowing Alaska economy this year as compared to 2016.

For the first six months of 2017, net income attributable to the Company was $7.4 million, or $1.06 per diluted share, compared to $7.7 million, or $1.11 per diluted share, in the first six months of 2016. The Company's conversion to a new core banking system was successfully completed in May of 2017 and added other operating expenses of $633,000, or $0.09 per diluted share in the second quarter of 2017 and $764,000, or $0.11 per diluted share for the first six months of 2017. These one-time costs reduced both return on average equity and return on average assets by 33 basis points and 4 basis points, respectively, and increased the efficiency ratio by 243 basis points in the second quarter of 2017. For the first six months of 2017, these costs reduced both return on average equity and return on average assets by 40 basis points and 5 basis points, respectively, and increased the efficiency ratio by 141 basis points.

“We are very pleased to have completed this conversion on schedule and under-budget,” said Joe Schierhorn, President and CEO. “This new core banking system allows us to offer our business customers more sophisticated treasury management tools, and we believe our mobile applications are now more dynamic, easier to read, and will operate on virtually any device or operating system on the market today. Additionally, we expect that this new system will be more scalable, allowing for future growth without a commensurate increase in operating costs to accommodate that growth."

Northrim BanCorp Reports 2Q17 Earnings of $3.6 Million, or $0.51 per Diluted Share
July 31, 2017
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Financial Highlights	Three Months Ended
(Dollars in thousands, except per share data)	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Total assets	$1,493,205	$1,512,580	$1,526,540	$1,540,120	$1,518,370
Total portfolio loans	$991,209	$960,832	$975,015	$997,076	$967,346
Average portfolio loans	$969,051	$970,493	$977,678	$979,164	$969,450
Total deposits	$1,234,310	$1,247,073	$1,267,653	$1,278,366	$1,255,688
Average deposits	$1,244,583	$1,230,947	$1,265,214	$1,263,750	$1,235,142
Total shareholders' equity	$191,777	$189,452	$186,712	$185,758	$183,965
Net income attributable to Northrim BanCorp	$3,589	$3,825	$3,590	$3,095	$4,350
Diluted earnings per share	$0.51	$0.55	$0.51	$0.44	$0.63
Return on average assets	0.96%	1.04%	0.94%	0.81%	1.17%
Return on average shareholders' equity	7.43%	8.30%	7.96%	6.73%	9.42%
Net interest margin ("NIM")	4.20%	4.15%	4.01%	4.11%	4.21%
Tax equivalent NIM*	4.26%	4.22%	4.07%	4.17%	4.27%
Efficiency ratio	76.95%	72.95%	75.57%	80.89%	74.52%
Total shareholders' equity/total assets	12.84%	12.53%	12.23%	12.06%	12.12%
Tangible common equity/tangible assets*	11.88%	11.57%	11.28%	11.12%	10.72%
Book value per share	$27.75	$27.42	$27.07	$26.99	$26.75
Tangible book value per share*	$25.40	$25.06	$24.7	$24.61	$23.30
Dividends per share	$0.21	$0.21	$0.20	$0.20	$0.19

* References to tax equivalent NIM, tangible book value per share, tangible common equity and tangible assets (all of which exclude intangible assets) represent non-GAAP financial measures. Management has presented these non-GAAP measurements in this earnings release, because it believes these measures are useful to investors. See the end of this release for reconciliations of these measures to GAAP financial measures.

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Net income attributable to Northrim BanCorp declined 6% to $3.6 million in the second quarter of 2017 compared to $3.8 million in the preceding quarter and 17% from $4.4 million in the second quarter a year ago.

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For the first half of 2017, net income attributable to the Company declined 4% to $7.4 million, or $1.06 per diluted share, from $7.7 million, or $1.11 per diluted share in the like period a year ago. Costs of $764,000 associated with the core processing system conversion and lower mortgage banking revenues contributed to the decline in profitability during the first half of 2017.

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Total revenues, which include net interest income plus total other operating income, increased 5% to $24.0 million in the second quarter of 2017, compared to $22.7 million in the first quarter of 2017, and declined 8% compared to $25.9 million in the same period a year ago. The fluctuations in mortgage banking income were the primary driver for the changes in total revenues for both periods.

•	Community Banking contributed 72% to total revenues and 77% to earnings in the second quarter.

•	Home Mortgage Lending contributed 28% to total revenues and 23% of earnings in the second quarter.

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Net interest income increased 3% to $14.2 million in the second quarter of 2017 compared to the previous quarter, and grew 1% from the second quarter a year ago, mainly as a result of improved yields on loans and portfolio investments in the current quarter compared to prior quarters.

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Both net interest margin ("NIM") at 4.20% and net interest margin on a tax equivalent basis ("NIMTE")* at 4.26% increased in the second quarter of 2017 compared to the first quarter of 2017, primarily due to increased interest rates in the current quarter. The Company's NIMTE remains above peer averages[1].

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Northrim announced in July that the Company intends to redeem its $8 million in trust preferred securities held at Northrim Capital Trust 1 in August 2017. This liability bears interest at a floating rate of 90-day LIBOR plus 3.15%, became callable in 2008 and has a final maturity of May 15, 2033. In 2016, total interest expense on this debt was $310,000. For the first six months of 2017, interest expense on this debt was $169,000. This redemption is expected to decrease Tier 1 Capital to Risk Adjusted Assets and Total Capital to Risk Adjusted Assets by approximately 60 basis points each, to 14.38% and 15.63%, respectively.

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Northrim paid a quarterly cash dividend of $0.21 per share in June 2017, up from the $0.19 per share dividend paid in June 2016. The dividend provides an annual yield of approximately 2.9% at current market share prices.

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Book value per share increased 4% to $27.75 at the end of the second quarter of 2017 from $26.75 a year ago, while tangible book value per share increased 9% to $25.40 at the end of the second quarter of 2017 from $23.30 a year ago.

Northrim BanCorp Reports 2Q17 Earnings of $3.6 Million, or $0.51 per Diluted Share
July 31, 2017
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The allowance for loan losses to portfolio loans grew to 2.02% at quarter end, compared to 1.90% a year ago, primarily due to the increase in nonperforming loans and the Company's assessment of various economic indicators including increasing vacancy rates for commercial real estate in Anchorage.

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Northrim remains well-capitalized with Tier 1 Capital to Risk Adjusted Assets of 14.98%, total shareholders' equity to total assets of 12.84%, and tangible common equity to tangible assets* of 11.88% at June 30, 2017.

1As of March 31, 2017, the SNL US Bank Index tracked 151 banks with assets between $1 billion and $5 billion with averages for the following ratios: NIM (tax equivalent) 3.57%, loan loss reserves to gross loans of 0.98%, return on average assets 0.93%, and return on average equity 8.84%

Alaska Economic Update

“The decline in commodity valuations, particularly in the energy sector, continues to impact the economy of Alaska,” said Schierhorn. According to the State of Alaska Department of Labor, June 2017 employment was down 1.6 percent, compared to June 2016. This compares to job losses of 2.5 percent in the fall of 2016.

“With lower revenues being generated from our state's natural resources, we are disappointed that the Alaska State Legislature continues to enact only short term solutions that we believe do not address the state's long-term fiscal problems. Although we believe Alaska has far more financial resources than most states, we believe that the state government cannot continue to fund deficit spending from either the state reserves or the approximate $60 billion Alaska Permanent Fund (see www.apfc.org)."

In June, Alaskans celebrated the official anniversary of the completion of the Trans-Alaska Pipeline System (TAPS). The first oil flowed to Valdez through TAPS 40 years ago, culminating a 3-year, $8 billion project that employed approximately 70,000 people during construction.

In the past 40 years, more than 17 billion barrels of oil have been produced on Alaska’s North Slope. Through 2016, the oil industry has invested more than $55 billion in Alaska. In many years, oil has funded 90% of the state’s unrestricted general fund and generated more than $180 billion in total state revenue. Today, oil revenues account for approximately 67% of the state's unrestricted general fund revenue.

We believe that despite relatively low oil prices, the oil and gas industry will continue to have a significant impact on the Alaskan economy mainly due to the large amount of proven oil resources in the state. For example, revised estimates of the oil reserves at the oil field at Prudhoe Bay have exceeded initial projections and that oil field is now the third-largest oil field in the U.S. by proved reserves. Additionally, 2016 was the first year in a decade that had increased oil production through TAPS. If as expected, oil production through TAPS again increases in 2017, it would be the first time since 1988 where oil production through TAPS increased two consecutive years.

Regarding the housing market in Anchorage, the Alaska Dispatch News recently reported that the average price of a single-family home in Anchorage has remained stable from last year despite a large drop in housing inventory. Consequently, it appears to the Company that despite limited housing inventory and relatively low interest rates, housing prices are not rising.

According to the most recent report from Alaska Multiple Listing Service (the "AMLS"), the average home price in Anchorage was $365,836 for the first six months of 2017 (essentially unchanged from the same period last year), while the number of homes for sale in June 2017 was 865, down 16% from June 2016. Further, the AMLS reported that the total number of homes listed this year through June was 2,708, a drop of 12% from the first six months of 2016. According to the AMLS, housing inventory was artificially inflated in 2016 mostly as a result of the number of additional homes that became available as a result of the economic effects of Royal Dutch Shell abandoning its offshore oil exploration program in Alaska in 2015.

Overall, the AMLS predicts that selling a home in Anchorage will likely take longer this year compared to last year as the homes sold through June in 2017 spent 53 days on the market, which is up from 48 days for the first half of 2016.

Northrim BanCorp Reports 2Q17 Earnings of $3.6 Million, or $0.51 per Diluted Share
July 31, 2017
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Northrim Bank sponsors the Alaskanomics blog to provide news, analysis, and commentary on Alaska’s economy. Join the conversation at Alaskanomics.com, or for more information on the Alaska economy, visit: www.northrim.com and click on the “Business Banking” link and then click “Learn”. Information from our website is not incorporated into, and does not form a part of this press release.

Review of Income Statement

Consolidated Income Statement

In the second quarter of 2017, Northrim generated a return on average assets of 0.96% and a return on average equity of 7.43%, in line with the 0.93% return on average assets and lower than the 8.84% return on average equity posted by the 151 banks that make up the SNL U.S. Bank Index with assets between $1 billion and $5 billion as of March 31, 2017. NIM and NIMTE* for the second quarter of 2017 were 4.20% and 4.26%, respectively, compared to 3.57% NIMTE* for the index peers1. For the first six months of 2017, return on average assets was 1.00% and return on average equity was 7.86%, compared to 1.04% and 8.53%, respectively, for the first half of 2016.

Net Interest Income/Net Interest Margin

Net interest income grew 3% to $14.2 million in the second quarter of 2017 compared to $13.8 million in the first quarter 2017 and grew 1% from $14.1 million in the second quarter a year ago. For the first six months of 2017, net interest income declined 1% to $28.1 million from $28.3 million in the first six months of 2016. Lower interest and fees on loans during the current quarter compared to the same quarter in 2016 were more than offset by higher interest on portfolio investments in the current quarter, while increased interest income on portfolio investments in the first half of 2017 only partially offset reduced interest and fees on loans during that period compared to the same period in 2016. Stable average portfolio loan balances and yields helped sustain net interest income during the current quarter, while lower average portfolio balances as a percentage of total earning assets contributed to a decline in both NIM and NIMTE for the first half of the year compared to the same period in 2016. In addition, in the first quarter of 2017, net interest income was reduced by the reversal of $187,000 in interest income on an $8.7 million commercial loan relationship that was moved to nonaccrual status.

NIM increased to 4.20% in the second quarter of 2017 compared to 4.15% in the preceding quarter and decreased 1 basis points from the same quarter a year ago. For the first six months of 2017 NIM was 4.17%, a decline of 5 basis points from 4.22% in the first six months of 2016.The following table summarizes the components of these changes:

	2Q17 vs. 1Q17	2Q17 vs. 2Q16
Nonaccrual interest adjustments	—%	—%
Interest rates and loan fees	0.06%	0.04%
Volume and mix of interest-earning assets	(0.01)%	(0.05)%
Change in NIM	0.05%	(0.01)%

YTD17 vs.YTD16
Nonaccrual interest adjustments	—%
Interest rates and loan fees	(0.01)%
Volume and mix of interest-earning assets	(0.04)%
Change in NIM	(0.05)%

“We anticipate the planned repayment of one of our higher-cost floating rate liabilities will reduce interest expense going forward by at least $300,000 per year, and possibly more if interest rates continue to rise,” said Latosha Frye,

Northrim BanCorp Reports 2Q17 Earnings of $3.6 Million, or $0.51 per Diluted Share
July 31, 2017
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Chief Financial Officer. “We believe the elimination of this interest expense will help to sustain NIM in the coming quarters.

“We expect NIM will range from 4.15% to 4.25% and NIMTE* will range from 4.20% and 4.30% in the second half of 2017 as we anticipate that our earning assets will continue to reprice higher and increases in deposit costs will lag these increases. We continue to believe that both our NIM and NIMTE* will benefit in the event interest rates rise or the yield curve steepens, and we would be adversely affected if interest rates fall and the yield curve continues to flatten,” Frye continued.

Provision for Loan Losses

The provision for loan losses was $300,000 in the second quarter of 2017 compared to $400,000 in the first quarter of 2017 and $200,000 in the second quarter of 2016. For the first six months of 2017, the provision for loan losses was $700,000 compared to $903,000 in the first half of 2016. While adversely classified loans and delinquencies improved slightly, nonperforming loan balances are elevated as compared to the prior quarter and June 30, 2016. The allowance for loan losses to portfolio loans at the end of the second quarter of 2017 was 2.02% compared to 2.07% at March 31, 2017, and 1.90% at June 30, 2016.

Other Operating Income

In addition to home mortgage lending, Northrim has interests in other businesses that complement its core community banking activities. It provides financial services to businesses and individuals through these interests, including purchased receivables financing, employee benefit plans, and wealth management. These complementary business activities, including home mortgage lending and other noninterest income, contributed $9.7 million, or 41% of total revenues in the second quarter of 2017, as compared to $8.9 million, or 39% of revenues in the first quarter of 2017 and $11.9 million, or 46% of revenues in the second quarter of 2016.

Other operating income decreased by 18% in the second quarter of 2017 from the same quarter a year ago and increased 9% from the first quarter of 2017. For the first six months of 2017, other operating income decreased 11% to $18.6 million from $21.0 million in the first six months of 2016. The decrease in other operating income for both the current quarter and the first six months of 2017 compared to the same periods a year ago, is primarily due to a decline in mortgage banking income in 2017. Since there is significant seasonality in mortgage banking in Alaska, and the first quarter is typically the lowest time of the year for mortgage activity(barring any significant increases in refinance activity or significant fluctuations in the value of mortgage servicing rights), mortgage banking income was higher in the current quarter compared to the previous quarter, which was the primary reason for the increase in total operating income in the current quarter compared to the previous quarter.

Northrim BanCorp Reports 2Q17 Earnings of $3.6 Million, or $0.51 per Diluted Share
July 31, 2017
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Other Operating Expenses

Operating expenses were $18.5 million in the second quarter 2017 compared to $16.6 million in the first quarter of 2017 and $19.4 million in the second quarter of 2016. The increase compared to the preceding quarter reflects an increase in variable costs commensurate with higher mortgage volume, the majority of the one-time costs related to the core conversion and the timing of payments for marketing expenses and charitable contributions. These increases were partially offset by the decrease in compensation expense related to the acquisition of Residential Mortgage, LLC ("RML") due to lower expected earnings from RML through the end of the current earn-out period, which ends on November 30, 2017. In addition, the Company accrued $170,000 in other operating expense for estimated loan collection costs in the fourth quarter of 2016, but reversed $100,000 of this estimate in the first quarter of 2017 when management determined that actual costs were $70,000. The Company also recorded a reduction in other operating expense in the first quarter of 2017 upon receipt of a $122,000 refund from the State of Washington for business and occupancy taxes related to 2012 - 2015 taxation years. The decrease in operating expenses in the second quarter of 2017 compared to the same quarter a year ago is primarily due to a decline in compensation payments related to the acquisition of RML mainly due to lower earnings from RML combined with a reduction in losses on the disposition of fixed assets.

Operating expenses for the first half of 2017 decreased 5% to $35.1 million from $36.7 million in the first half of 2016. The decrease from the year-ago period was primarily the result of the decrease in compensation payments related to the acquisition of RML mainly due to lower earnings from RML combined with lower salaries and other personnel expenses incurred in the first half of 2017.

Community Banking

“Our community banking business continues to generate the majority of our revenues and profits,” said Schierhorn. “While the slowdown in the economy has also slowed growth in both our loan and deposit portfolios, we believe the franchise remains positioned to capitalize on future market opportunities.” Net income in the community banking segment decreased 16% in the second quarter, compared to the preceding quarter and 3% year-over-year, primarily due to the increase in other operating expenses in the current quarter compared to the previous quarters, mostly as a result of the one-time costs related to the core conversion and the timing of payments for marketing expenses and charitable contributions.

Net income attributable to the Company in the community banking segment increased 8% to $6.0 million in the first six months of 2017 from $5.6 million in the first six months of 2016, primarily due to the lower compensation expense in 2017 related to lower earnings from RML.

Northrim BanCorp Reports 2Q17 Earnings of $3.6 Million, or $0.51 per Diluted Share
July 31, 2017
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The following table provides highlights of the community banking segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Net interest income	$13,952	$13,549	$13,584	$13,901	$13,829
Provision for loan losses	300	400	743	652	200
Other operating income	3,368	3,446	3,399	3,594	3,354
Compensation expense, RML acquisition payments	—	174	708	3,250	687
Other operating expense	13,240	11,613	12,151	11,649	12,504
Income before provision for income taxes	3,780	4,808	3,381	1,944	3,792
Provision for income taxes	871	1,422	727	50	805
Net income	2,909	3,386	2,654	1,894	2,987
Less: net income attributable to the noncontrolling interest	152	97	105	188	156
Net income attributable to Northrim BanCorp	$2,757	$3,289	$2,549	$1,706	$2,831
Average diluted shares	6,997,727	6,993,726	6,983,771	6,973,354	6,968,891
Diluted earnings per share	$0.39	$0.47	$0.36	$0.24	$0.41

	Year-to-date
(Dollars in thousands, except per share data)	June 30, 2017	June 30, 2016
Net interest income	$27,501	$27,762
Provision for loan losses	700	903
Other operating income	6,814	6,763
Compensation expense, RML acquisition payments	174	817
Other operating expense	24,853	24,810
Income before provision for income taxes	8,588	7,995
Provision for income taxes	2,293	2,090
Net income	6,295	5,905
Less: net income attributable to the noncontrolling interest	249	286
Net income attributable to Northrim BanCorp	$6,046	$5,619
Average diluted shares	6,996,160	6,966,905
Diluted earnings per share	$0.86	$0.81

Home Mortgage Lending

Home mortgage lending contributed $6.4 million to revenues and $0.12 to diluted net earnings per share in the second quarter 2017, compared to $5.5 million, or $0.08 per share, in the preceding quarter and $8.5 million, or $0.22 per share in the second quarter a year ago. For the first half of 2017, mortgage lending contributed $11.8 million, or $0.20 per share, compared to $14.2 million, or $0.30 per share, in the first six months a year ago. “Improvement from seasonal factors was partially offset by continuing softness in the Alaska economy this quarter,” said Frye. Despite the slowdown in the economy, the Company believes the housing markets in Alaska’s population centers remain stable. According to AMLS, average days on the market have lengthened slightly to 53 days in the first six months of 2017 compared to 48 days in the like period a year ago in the Anchorage market.

In the fourth quarter of 2015, Northrim began servicing the loans it originates for the Alaska Housing Finance Corporation, which accounted for approximately 20% of loans funded. Northrim now services 1,338 loans in its $332.5 million servicing portfolio, which continues to grow. Servicing income contributed $790,000 to second quarter mortgage banking income, compared to $1.4 million for the first quarter of 2017 and $510,000 in the second quarter a year ago. Servicing income declined in the second quarter compared to the first quarter primarily due to interest rate volatility and the impact on the change in the fair value for the mortgage servicing rights.

Northrim BanCorp Reports 2Q17 Earnings of $3.6 Million, or $0.51 per Diluted Share
July 31, 2017
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The following table provides highlights of the Home Mortgage Lending segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Mortgage commitments	$80,068	$67,589	$62,421	$72,315	$98,788
Mortgage loans funded for sale	$143,944	$115,058	$169,235	$224,594	$208,921
Mortgage loan refinances to total fundings	12%	24%	25%	24%	18%
Mortgage loans serviced for others	$332,485	$307,502	$272,442	$231,167	$193,230

Net realized gains on mortgage loans sold	$4,990	$3,721	$5,987	$7,502	$7,147
Change in fair value of mortgage loan commitments, net	299	128	(551)	(331)	480
Total production revenue	5,289	3,849	5,436	7,171	7,627
Mortgage servicing revenue	838	1,153	1,194	948	755
Change in fair value of mortgage servicing rights, net[1]	(48)	282	(3)	(166)	(245)
Total mortgage servicing revenue, net	790	1,435	1,191	782	510
Other mortgage banking revenue	272	166	333	388	373
Total mortgage banking income	$6,351	$5,450	$6,960	$8,341	$8,510

Net interest income	$291	$284	$307	$312	$250
Provision for loan losses	—	—	—	—	—
Other operating income	6,351	5,450	6,960	8,341	8,510
Other operating expense	5,226	4,819	5,495	6,287	6,178
Income before provision for income taxes	1,416	915	1,772	2,366	2,582
Provision for income taxes	584	379	731	977	1,063
Net income attributable to Northrim BanCorp	$832	$536	$1,041	$1,389	$1,519

Average diluted shares	6,997,727	6,993,726	6,983,771	6,973,354	6,968,891
Diluted earnings per share	$0.12	$0.08	$0.15	$0.20	$0.22
1Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates, net of collection/realization of expected cash flows over time.

Northrim BanCorp Reports 2Q17 Earnings of $3.6 Million, or $0.51 per Diluted Share
July 31, 2017
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	Year-to-date
(Dollars in thousands, except per share data)	June 30, 2017	June 30, 2016
Mortgage loans funded for sale	$259,002	$341,971
Mortgage loan refinances to total fundings	18%	17%

Net realized gains on mortgage loans sold	$8,711	$11,924
Change in fair value of mortgage loan commitments, net	427	528
Total production revenue	9,138	12,452
Mortgage servicing revenue	1,991	1,568
Change in fair value of mortgage servicing rights, net[1]	234	(357)
Total mortgage servicing revenue, net	2,225	1,211
Other mortgage banking revenue	438	543
Total mortgage banking income	$11,801	$14,206

Net interest income	$575	$491
Other operating income	11,801	14,206
Other operating expense	10,045	11,113
Income before provision for income taxes	2,331	3,584
Provision for income taxes	963	1,477
Net income attributable to Northrim BanCorp	$1,368	$2,107

Average diluted shares	6,996,160	6,966,905
Diluted earnings per share	$0.20	$0.30
1Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates, net of collection/realization of expected cash flows over time.

Balance Sheet Review

Northrim’s assets were $1.49 billion at June 30, 2017, down 2% from the second quarter a year ago and down 1% from March 31, 2017. The mix of average assets at each period end continued to shift from portfolio loans to portfolio investments.

Average investment securities increased 1% from the preceding quarter and 11% from a year ago. The investment portfolio generated an average net tax equivalent yield of 1.65% for the second quarter of 2017. The average estimated duration of the investment portfolio was 1.6 years, at June 30, 2017.

Average loans held for sale increased 19% to $40.9 million in the second quarter of 2017 compared to the preceding quarter, and decreased 16% from the same quarter a year ago, primarily reflecting the seasonality of the mortgage business and the reduced demand for home loans in the Alaska marketplace.

Portfolio loans increased 3% in the quarter and 2% year-over-year to $991.2 million at June 30, 2017. Average portfolio loans in the second quarter of 2017 were $969.0 million and relatively unchanged compared to the preceding and year-ago quarters. Construction and land development loans, which are by nature short-term, increased 5% in the second quarter of 2017 compared to the previous quarter and 3% year-over-year. Commercial loans grew 15% year-over-year. This growth includes the addition of one new large commercial relationship in the tourism industry. Additionally, non-owner occupied commercial real estate loans in the quarter were down 2% from the previous quarter but grew 5% year-over-year.

Alaskans account for substantially all of Northrim’s deposit base, which is primarily made up of low-cost transaction accounts. Balances in transaction accounts at June 30, 2017, represented 90% of total deposits. At June 30, 2017, total deposits were $1.23 billion, down slightly from $1.25 billion in the immediate prior quarter and $1.26 billion

Northrim BanCorp Reports 2Q17 Earnings of $3.6 Million, or $0.51 per Diluted Share
July 31, 2017
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from a year ago. Year-over-year, second quarter average non-interest-bearing deposits declined 5% and average interest-bearing deposits increased 4%, leaving average total deposits up less than 1% at $1.24 billion in the second quarter of 2017.

Shareholders’ equity increased 4% to $191.8 million, or $27.75 per share, at June 30, 2017, compared to $184.0 million, or $26.75 per share, a year ago. Tangible book value per share* was $25.40 at June 30, 2017, compared to $23.30 per share a year ago. Northrim continues to maintain capital levels in excess of the requirements to be categorized as “well-capitalized” under the Basel III and Dodd Frank regulatory standards with Tier 1 Capital to Risk Adjusted Assets of 15.07% at June 30, 2017.

Asset Quality

Nonperforming assets, net of government guarantees increased to $25.8 million at June 30, 2017 compared to $12.2 million a year ago mainly as a result of the movement of one $10.2 million commercial relationship from adversely classified to nonperforming status in the second quarter of 2017 and the movement of one $8.3 million commercial relationship in the medical industry from adversely classified to nonperforming status in the fourth quarter of 2016. These two relationships represent 72% of total nonperforming assets, net of government guarantees, as of June 30, 2017. This increase in nonperforming assets was partially offset by pay downs on several loans, including a $2.1 million pay down on one land development loan that was moved to other real estate owned in the fourth quarter of 2016. The ratio of nonperforming assets to total assets, net of government guarantees was 1.73% for the second quarter of 2017, up from 1.22% in the first quarter of 2017 and 0.80% a year ago.

Adversely classified loans, net of government guarantees improved to $33.6 million at the end of the second quarter of 2017 as compared to $34.5 million at the end of the first quarter of 2017 and $41.1 million one year ago. Net charge-offs in the second quarter of 2017 were $132,000 compared to $204,000 in the previous quarter and a recovery of $2,000 in the second quarter of 2016. “None of these charge-offs were related directly to the oil sector,” said Frye.

The following table details loan charge-offs, by industry:

(Dollars in thousands)	Three Months Ended
	June 30, 2017	March 31, 2017	June 30, 2016
Charge-offs:
Transportation and warehousing	$—	$250	$—
Retail trade	202	12	135
Consumer	5	17	—
Total charge-offs	$207	$279	$135

Performing restructured loans that were not included in nonaccrual loans at the end of the second quarter 2017 were $5.7 million, down from $6.3 million at the end of the preceding quarter and $11.2 million a year ago. The decrease in the second quarter of 2017 compared to the first quarter of 2017 is primarily due to pay downs on several loans. The decrease in the second quarter of 2017 compared to a year ago is primarily due to the $8.3 million commercial relationship noted above that moved to nonaccrual status in the fourth quarter of 2016. Borrowers who are in financial difficulty and who have been granted concessions that may include interest rate reductions, term extensions, or payment alterations are categorized as restructured loans. The Company presents restructured loans that are performing separately from those that are classified as nonaccrual to provide more information on this category of loans and to differentiate between accruing performing and nonperforming restructured loans.

Adversely classified loans are loans that Northrim has classified as substandard, doubtful, and loss, net of government guarantees. As of June 30, 2017, $29.9 million, or 92% of adversely classified loans net of government guarantees are attributable to five relationships in the following sectors; two commercial businesses, one commercial real estate property, one medical business, and one oilfield services commercial business.

Northrim BanCorp Reports 2Q17 Earnings of $3.6 Million, or $0.51 per Diluted Share
July 31, 2017
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Northrim estimates that $60.1 million, or approximately 6% of portfolio loans as of June 30, 2017, had direct exposure to the oil and gas industry in Alaska, and $4.2 million of these loans are adversely classified. Northrim has an additional $61.2 million in unfunded commitments to companies with direct exposure to the oil and gas industry in Alaska, and none of these unfunded commitments are considered to be adversely classified loans. We continue to have no loans to oil producers or exploration companies. We define direct exposure to the oil and gas sector as loans to borrowers that provide oilfield services and other companies that we have identified as significantly reliant upon activity in Alaska related to the oil and gas industry, such as lodging, equipment rental, transportation and other logistics services specific to this industry.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 14 branches in Anchorage, the Matanuska Valley, Juneau, Fairbanks, Ketchikan, and Sitka serving 90% of Alaska’s population; and an asset based lending division in Washington; and a wholly-owned mortgage brokerage company, Residential Mortgage Holding Company, LLC. The Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Affiliated companies include Northrim Benefits Group, LLC; and Pacific Wealth Advisors, LLC.

www.northrim.com

Northrim BanCorp Reports 2Q17 Earnings of $3.6 Million, or $0.51 per Diluted Share
July 31, 2017
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Forward-Looking Statement
This release may contain “forward-looking statements” as that term is defined for purposes of Section 21E of the Securities Exchange Act of 1934. These statements are, in effect, management’s attempt to predict future events, and thus are subject to various risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements.  When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim and its management are intended to help identify forward-looking statements.  Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct.  Forward looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements.  These risks and uncertainties include: our ability to maintain strong asset quality and to maintain or expand our market share or net interest margins; and our ability to execute our business plan.  Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets.  In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates.  Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and from time to time are disclosed in our other filings with the Securities and Exchange Commission.  However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations. These forward-looking statements are made only as of the date of this release, and Northrim does not undertake any obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.

References:

http://www.alaskanomics.com/;
https://www.adn.com/business-economy/2017/07/11/in-anchorage-fewer-single-family-homes-forsale-and-prices-are-flat/
http://www.akrdc.org/assets/images/rr.june.17.cover.png
http://labor.alaska.gov/news/2017/news17-32.pdf

Northrim BanCorp Reports 2Q17 Earnings of $3.6 Million, or $0.51 per Diluted Share
July 31, 2017
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Income Statement
(Dollars in thousands, except per share data)	Three Months Ended
(Unaudited)	June 30,	March 31,	Three Month	June 30,	One Year
	2017	2017	% Change	2016	% Change
Interest Income:
Interest and fees on loans	$13,601	$13,238	3%	$13,710	-1%
Interest on portfolio investments	1,227	1,179	4%	967	27%
Interest on deposits in banks	64	48	33%	41	56%
Total interest income	14,892	14,465	3%	14,718	1%
Interest Expense:
Interest expense on deposits	451	445	1%	479	-6%
Interest expense on borrowings	197	187	5%	160	23%
Total interest expense	648	632	3%	639	1%
Net interest income	14,244	13,833	3%	14,079	1%

Provision for loan losses	300	400	-25%	200	50%
Net interest income after provision for loan losses	13,944	13,433	4%	13,879	0%

Other Operating Income:
Mortgage banking income	6,351	5,450	17%	8,510	-25%
Employee benefit plan income	961	936	3%	936	3%
Purchased receivable income	776	689	13%	531	46%
Bankcard fees	614	572	7%	675	-9%
Service charges on deposit accounts	409	439	-7%	510	-20%
Gain on sale of securities	—	14	NM	12	NM
Other income	607	796	-24%	690	-12%
Total other operating income	9,718	8,896	9%	11,864	-18%

Other Operating Expense:
Salaries and other personnel expense	11,793	10,842	9%	12,011	-2%
Occupancy expense	1,664	1,621	3%	1,697	-2%
Data processing expense	1,409	1,238	14%	1,146	23%
Professional and outside services	612	622	-2%	785	-22%
Marketing expense	891	510	75%	615	45%
Insurance expense	194	253	-23%	263	-26%
OREO expense, net rental income and gains on sale	83	177	-53%	127	-35%
Loss (gain) on disposal of premises and equipment	83	(80)	-204%	358	-77%
Intangible asset amortization expense	27	26	4%	35	-23%
Compensation expense, RML acquisition payments	—	174	-100%	687	-100%
Other operating expense	1,710	1,223	40%	1,645	4%
Total other operating expense	18,466	16,606	11%	19,369	-5%

Income before provision for income taxes	5,196	5,723	-9%	6,374	-18%
Provision for income taxes	1,455	1,801	-19%	1,868	-22%
Net income	3,741	3,922	-5%	4,506	-17%
Less: Net income attributable to the noncontrolling interest	152	97	57%	156	-3%
Net income attributable to Northrim BanCorp	$3,589	$3,825	-6%	$4,350	-17%

Basic EPS	$0.52	$0.55	-5%	$0.63	-17%
Diluted EPS	$0.51	$0.55	-7%	$0.63	-19%
Average basic shares	6,910,679	6,909,780	0%	6,877,140	0%
Average diluted shares	6,997,727	6,993,726	0%	6,968,891	0%

Northrim BanCorp Reports 2Q17 Earnings of $3.6 Million, or $0.51 per Diluted Share
July 31, 2017
14 of 23

Income Statement
(Dollars in thousands, except per share data)	Six months ended June 30,
(Unaudited)			One Year
	2017	2016	% Change
Interest Income:
Interest and fees on loans	$26,839	$27,488	-2%
Interest on portfolio investments	2,406	1,960	23%
Interest on deposits in banks	112	88	27%
Total interest income	29,357	29,536	-1%
Interest Expense:
Interest expense on deposits	896	950	-6%
Interest expense on borrowings	384	333	15%
Total interest expense	1,280	1,283	—%
Net interest income	28,077	28,253	-1%

Provision for loan losses	700	903	-22%
Net interest income after provision for loan losses	27,377	27,350	—%

Other Operating Income:
Mortgage banking income	11,801	14,206	-17%
Employee benefit plan income	1,897	1,900	—%
Purchased receivable income	1,465	1,065	38%
Bankcard fees	1,186	1,308	-9%
Service charges on deposit accounts	848	1,009	-16%
Gain (loss) on sale of securities	14	(11)	-227%
Other income	1,403	1,492	-6%
Total other operating income	18,614	20,969	-11%

Other Operating Expense:
Salaries and other personnel expense	22,635	23,262	-3%
Occupancy expense	3,285	3,305	-1%
Data processing expense	2,647	2,230	19%
Marketing expense	1,401	1,353	4%
Professional and outside services	1,234	1,492	-17%
Insurance expense	447	578	-23%
OREO expense, net rental income and gains on sale	260	101	157%
Compensation expense - RML acquisition payments	174	817	-79%
Intangible asset amortization expense	53	70	-24%
Loss on disposal of premises and equipment	3	358	-99%
Other operating expense	2,933	3,174	-8%
Total other operating expense	35,072	36,740	-5%

Income before provision for income taxes	10,919	11,579	-6%
Provision for income taxes	3,256	3,567	-9%
Net income	7,663	8,012	-4%
Less: Net income attributable to the noncontrolling interest	249	286	-13%
Net income attributable to Northrim BanCorp	$7,414	$7,726	-4%

Basic EPS	$1.07	$1.12	-4%
Diluted EPS	$1.06	$1.11	-5%
Average basic shares	6,910,230	6,877,140	0%
Average diluted shares	6,996,160	6,966,905	0%

Northrim BanCorp Reports 2Q17 Earnings of $3.6 Million, or $0.51 per Diluted Share
July 31, 2017
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Balance Sheet
(Dollars in thousands)
(Unaudited)	June 30,	March 31,	Three Month	June 30,	One Year
	2017	2017	% Change	2016	% Change

Assets:
Cash and due from banks	$25,187	$36,729	-31%	$30,095	-16%
Interest bearing deposits in other banks	606	44,203	-99%	44,661	-99%
Portfolio investments	298,120	325,037	-8%	291,502	2%
Investment in Federal Home Loan Bank stock	1,993	1,993	0%	1,966	1%

Loans held for sale	53,863	28,028	92%	60,360	-11%

Portfolio loans	991,209	960,832	3%	967,346	2%
Allowance for loan losses	(20,061)	(19,893)	1%	(18,385)	9%
Net portfolio loans	971,148	940,939	3%	948,961	2%
Purchased receivables, net	19,835	14,485	37%	13,596	46%
Mortgage servicing rights	5,828	5,325	9%	2,602	124%
Other real estate owned, net	4,315	5,802	-26%	2,558	69%
Premises and equipment, net	39,997	39,682	1%	38,671	3%
Goodwill and intangible assets	16,271	16,298	0%	23,706	-31%
Other assets	56,042	54,059	4%	59,692	-6%
Total assets	$1,493,205	$1,512,580	-1%	$1,518,370	-2%

Liabilities:
Demand deposits	$395,310	$421,867	-6%	$461,970	-14%
Interest-bearing demand	231,073	194,414	19%	183,885	26%
Savings deposits	249,275	252,218	-1%	231,246	8%
Money market deposits	231,780	244,881	-5%	241,334	-4%
Time deposits	126,872	133,693	-5%	137,253	-8%
Total deposits	1,234,310	1,247,073	-1%	1,255,688	-2%
Securities sold under repurchase agreements	24,392	31,783	-23%	26,049	-6%
Other borrowings	4,314	4,326	0%	4,362	-1%
Junior subordinated debentures	18,558	18,558	—%	18,558	—%
Other liabilities	19,854	21,388	-7%	29,748	-33%
Total liabilities	1,301,428	1,323,128	-2%	1,334,405	-2%

Shareholders' Equity:
Northrim BanCorp shareholders' equity	191,644	189,324	1%	183,654	4%
Noncontrolling interest	133	128	4%	311	-57%
Total shareholders' equity	191,777	189,452	1%	183,965	4%
Total liabilities and shareholders' equity	$1,493,205	$1,512,580	-1%	$1,518,370	-2%

Northrim BanCorp Reports 2Q17 Earnings of $3.6 Million, or $0.51 per Diluted Share
July 31, 2017
16 of 23

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Composition of Portfolio Investments
	June 30, 2017		March 31, 2017		June 30, 2016
	Balance	% of total	Balance	% of total	Balance	% of total
U.S. Treasury securities	$30,039	10.1%	$30,082	9.2%	$30,315	10.4%
U.S. Agency securities	206,042	69.1%	230,553	70.9%	205,121	70.4%
U.S. Agency mortgage-backed securities	1	0.0%	1	0.0%	6	—%
Corporate bonds	40,698	13.7%	45,434	14.0%	45,818	15.7%
Collateralized loan obligations	3,000	1.0%	—	—%	—	—%
Alaska municipality, utility, or state bonds	13,553	4.5%	14,181	4.4%	9,651	3.3%
Other municipality, utility, or state bonds	4,787	1.6%	4,786	1.5%	591	0.2%
Total portfolio investments	$298,120		$325,037		$291,502

Composition of Portfolio Loans
	June 30, 2017		March 31, 2017		December 31, 2016		September 30, 2016		June 30, 2016
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Commercial loans	$309,493	31%	$275,809	29%	$278,178	28%	$275,994	28%	$269,905	28%
CRE owner occupied loans	139,475	14%	140,102	15%	152,178	16%	184,505	18%	171,269	18%
CRE nonowner occupied loans	401,662	40%	408,472	41%	402,003	41%	379,913	38%	380,122	38%
Construction loans	98,713	10%	94,004	10%	98,220	10%	109,093	11%	96,236	10%
Consumer loans	46,010	5%	46,838	5%	48,870	5%	51,979	5%	54,134	6%
Subtotal	995,353		965,225		979,449		1,001,484		971,666
Unearned loan fees, net	(4,144)		(4,393)		(4,434)		(4,408)		(4,320)
Total portfolio loans	$991,209		$960,832		$975,015		$997,076		$967,346

Composition of Deposits
	June 30, 2017		March 31, 2017		December 31, 2016		September 30, 2016		June 30, 2016
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Demand deposits	$395,310	32%	$421,867	33%	$449,206	36%	$474,971	37%	$461,970	37%
Interest-bearing demand	231,073	19%	194,414	16%	201,349	16%	194,426	15%	183,885	15%
Savings deposits	249,275	20%	252,218	20%	241,088	19%	236,821	19%	231,246	18%
Money market deposits	231,780	19%	244,881	20%	244,295	19%	242,102	19%	241,334	19%
Time deposits	126,872	10%	133,693	11%	131,715	10%	130,046	10%	137,253	11%
Total deposits	$1,234,310		$1,247,073		$1,267,653		$1,278,366		$1,255,688

Northrim BanCorp Reports 2Q17 Earnings of $3.6 Million, or $0.51 per Diluted Share
July 31, 2017
17 of 23

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Asset Quality
	June 30,	March 31,	June 30,
	2017	2017	2016
Nonaccrual loans	$22,899	$13,513	$11,184
Loans 90 days past due and accruing	468	588	47
Total nonperforming loans	23,367	14,101	11,231
Nonperforming loans guaranteed by government	(1,849)	(1,478)	(1,600)
Net nonperforming loans	21,518	12,623	9,631
Other real estate owned	4,315	5,802	2,558
Other real estate owned guaranteed by government	—	—	—
Net nonperforming assets	$25,833	$18,425	$12,189
Nonperforming loans / portfolio loans, net of government guarantees	2.17%	1.31%	1.00%
Nonperforming assets / total assets, net of government guarantees	1.73%	1.22%	0.80%

Performing restructured loans	$5,678	$6,290	$11,177
Nonperforming loans plus performing restructured loans, net of government
guarantees	$27,196	$18,913	$20,808
Nonperforming loans plus performing restructured loans / portfolio loans, net of
government guarantees	2.74%	1.97%	2.15%
Nonperforming assets plus performing restructured loans / total assets, net of
government guarantees	2.11%	1.63%	1.54%

Adversely classified loans, net of government guarantees	$32,440	$34,489	$41,072
Loans 30-89 days past due and accruing, net of government guarantees /
portfolio loans	0.14%	0.21%	0.12%

Allowance for loan losses / portfolio loans	2.02%	2.07%	1.90%
Allowance for loan losses / nonperforming loans, net of government guarantees	93%	158%	191%

Gross loan charge-offs for the quarter	$207	$279	$135
Gross loan recoveries for the quarter	($75)	($75)	($137)
Net loan charge-offs (recoveries) for the quarter	$132	$204	($2)
Net loan charge-offs year-to-date	$336	$204	$671
Net loan charge-offs for the quarter / average loans, for the quarter	0.01%	0.02%	—%
Net loan charge-offs year-to-date / average loans,
year-to-date annualized	0.07%	0.08%	0.14%

Northrim BanCorp Reports 2Q17 Earnings of $3.6 Million, or $0.51 per Diluted Share
July 31, 2017
18 of 23

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Nonperforming Assets Rollforward
	Balance at	Additions	Payments	Writedowns	Transfers to	Transfers to	Sales	Balance at
	March 31, 2017	this quarter	this quarter	/Charge-offs this quarter	OREO	Performing Status this quarter	this quarter	June 30, 2017
Commercial loans	$13,599	$10,681	($803)	($202)	$—	($393)	$—	$22,882
Commercial real estate	115	—	(15)	(5)	—	—	—	95
Construction loans	—	—	—	—	—	—	—	—
Consumer loans	387	364	(52)	—	(167)	(142)	—	390
Non-performing loans guaranteed by government	(1,478)	(371)	—	—	—	—	—	(1,849)
Total non-performing loans	12,623	10,674	(870)	(207)	(167)	(535)	—	21,518
Other real estate owned	5,802	167	—	(100)	—	—	(1,554)	4,315
Other real estate owned guaranteed
by government	—	—	—	—	—	—	—	—
Total non-performing assets,
net of government guarantees	$18,425	$10,841	($870)	($307)	($167)	($535)	($1,554)	$25,833

Northrim BanCorp Reports 2Q17 Earnings of $3.6 Million, or $0.51 per Diluted Share
July 31, 2017
19 of 23

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Three Months Ended
	June 30, 2017		March 31, 2017		June 30, 2016
		Average		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$25,489	1.00%	$23,490	0.81%	$33,151	0.49%
Portfolio investments	325,515	1.65%	323,753	1.59%	293,716	1.44%
Loans held for sale	40,906	3.88%	34,435	3.95%	48,826	3.85%
Portfolio loans	969,051	5.51%	970,493	5.44%	969,450	5.54%
Total interest-earning assets	1,360,961	4.45%	1,352,171	4.40%	1,345,143	4.46%
Nonearning assets	145,859		139,405		144,274
Total assets	$1,506,820		$1,491,576		$1,489,417

Liabilities and Shareholders' Equity
Interest-bearing deposits	$836,117	0.22%	$814,232	0.22%	$804,944	0.24%
Borrowings	51,976	1.49%	52,579	1.40%	47,996	1.30%
Total interest-bearing liabilities	888,093	0.29%	866,811	0.29%	852,940	0.30%

Noninterest-bearing demand deposits	408,466		416,715		430,198
Other liabilities	16,605		21,090		20,509
Shareholders' equity	193,656		186,960		185,770
Total liabilities and shareholders' equity	$1,506,820		$1,491,576		$1,489,417
Net spread		4.16%		4.11%		4.16%
Net interest margin ("NIM")		4.20%		4.15%		4.21%
Tax equivalent NIM*		4.26%		4.22%		4.27%
Average portfolio loans to average
interest-earning assets	71.20%		71.77%		72.07%
Average portfolio loans to average total deposits	77.86%		78.84%		78.49%
Average non-interest deposits to average
total deposits	32.82%		33.85%		34.83%
Average interest-earning assets to average
interest-bearing liabilities	153.25%		155.99%		157.71%

Northrim BanCorp Reports 2Q17 Earnings of $3.6 Million, or $0.51 per Diluted Share
July 31, 2017
20 of 23

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Year-to-date
	June 30, 2017		June 30, 2016
		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$24,495	0.91%	$35,587	0.49%
Portfolio investments	324,639	1.62%	292,662	1.47%
Loans held for sale	37,688	3.91%	43,495	3.86%
Portfolio loans	969,768	5.47%	974,783	5.54%
Total interest-earning assets	1,356,590	4.43%	1,346,527	4.47%
Nonearning assets	142,650		142,777
Total assets	$1,499,240		$1,489,304

Liabilities and Shareholders' Equity
Interest-bearing deposits	$825,235	0.22%	$805,384	0.24%
Borrowings	52,275	1.45%	49,430	1.32%
Total interest-bearing liabilities	877,510	0.29%	854,814	0.30%

Noninterest-bearing demand deposits	412,568		430,465
Other liabilities	18,835		21,943
Shareholders' equity	190,327		182,082
Total liabilities and shareholders' equity	$1,499,240		$1,489,304
Net spread		4.14%		4.17%
NIM		4.17%		4.22%
NIMTE*		4.24%		4.28%
Average portfolio loans to average interest-earning assets	71.49%		72.39%
Average portfolio loans to average total deposits	78.35%		78.88%
Average non-interest deposits to average total deposits	33.33%		34.83%
Average interest-earning assets to average interest-bearing liabilities	154.60%		157.52%

Capital Data (At quarter end)
	June 30, 2017	March 31, 2017	June 30, 2016
Book value per share	$27.75	$27.42	$26.75
Tangible book value per share*	$25.40	$25.06	$23.30
Total shareholders' equity/total assets	12.84%	12.53%	12.12%
Tangible Common Equity/Tangible Assets*	11.88%	11.57%	10.72%
Tier 1 Capital / Risk Adjusted Assets	14.98%	15.19%	13.85%
Total Capital / Risk Adjusted Assets	16.23%	16.44%	15.11%
Tier 1 Capital / Average Assets	12.97%	12.95%	12.10%
Shares outstanding	6,910,679	6,909,865	6,877,140
Unrealized gain (loss) on AFS securities, net of income taxes	$28	($31)	$742

Northrim BanCorp Reports 2Q17 Earnings of $3.6 Million, or $0.51 per Diluted Share
July 31, 2017
21 of 23

Additional Financial Information
(Dollars and shares in thousands)
(Unaudited)

Profitability Ratios
	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
For the quarter:
Net interest margin ("NIM")	4.20%	4.15%	4.01%	4.11%	4.21%
Tax equivalent NIM*	4.26%	4.22%	4.07%	4.17%	4.27%
Efficiency ratio	76.95%	72.95%	75.57%	80.89%	74.52%
Return on average assets	0.96%	1.04%	0.94%	0.81%	1.17%
Return on average equity	7.43%	8.30%	7.96%	6.73%	9.42%

	June 30, 2017	June 30, 2016
Year-to-date:
NIM	4.17%	4.22%
NIMTE*	4.24%	4.28%
Efficiency ratio	75.00%	74.50%
Return on average assets	1.00%	1.04%
Return on average equity	7.86%	8.53%

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Tax equivalent NIM

Tax equivalent NIM is a non-GAAP performance measurement in which interest income on non-taxable investments and loans is presented on a tax equivalent basis using a combined federal and state statutory rate of 41.11% in both 2017 and 2016. The most comparable GAAP measure is net interest margin and the following table sets forth the reconciliation of tax equivalent NIM to net interest margin.

	Three Months Ended
	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Net interest income	$14,244	$13,833	$13,891	$14,213	$14,079
Divided by average interest-bearing assets	1,360,961	1,352,171	1,378,791	1,375,470	1,345,143
Net interest margin ("NIM")[2]	4.20%	4.15%	4.01%	4.11%	4.21%

Net interest income	$14,244	$13,833	$13,891	$14,213	$14,079
Plus: reduction in tax expense related to
tax-exempt interest income	220	222	209	196	197
	$14,464	$14,055	$14,100	$14,409	$14,276
Divided by average interest-bearing assets	1,360,961	1,352,171	1,378,791	1,375,470	1,345,143
Tax equivalent NIM[2]	4.26%	4.22%	4.07%	4.17%	4.27%

Northrim BanCorp Reports 2Q17 Earnings of $3.6 Million, or $0.51 per Diluted Share
July 31, 2017
22 of 23

(Dollars and shares in thousands, except per share data)
(Unaudited)

	Year-to-date
	June 30, 2017	June 30, 2016
Net interest income	$28,077	$28,253
Divided by average interest-bearing assets	1,356,590	1,346,527
Net interest margin ("NIM")[3]	4.17%	4.22%

Net interest income	$28,077	$28,253
Plus: reduction in tax expense related to
tax-exempt interest income	442	403
	$28,519	$28,656
Divided by average interest-bearing assets	1,356,590	1,346,527
Tax equivalent NIM[3]	4.24%	4.28%

2Calculated using actual days in the quarter divided by 365 for quarters ended in 2017 and actual days in the quarter divided by 366 for quarters ended in 2016.

3Calculated using actual days in the year divided by 365 for year-to-date period ended in 2017 and actual days in the year divided by 366 for year-to-date period ended in 2016.

Tangible Book Value

Tangible book value is a non-GAAP measure defined as shareholders' equity, less intangible assets, divided by shares outstanding. The following table sets forth the reconciliation of tangible book value per share and book value per share.

	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016

Total shareholders' equity	$191,777	$189,452	$186,712	$185,758	$183,965
Divided by shares outstanding	6,911	6,910	6,898	6,882	6,877
Book value per share	$27.75	$27.42	$27.07	$26.99	$26.75

	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016

Total shareholders' equity	$191,777	$189,452	$186,712	$185,758	$183,965
Less: goodwill and intangible assets	16,271	16,298	16,324	16,354	23,706
	$175,506	$173,154	$170,388	$169,404	$160,259
Divided by shares outstanding	6,911	6,910	6,898	6,882	6,877
Tangible book value per share	$25.40	$25.06	$24.70	$24.61	$23.30

Northrim BanCorp Reports 2Q17 Earnings of $3.6 Million, or $0.51 per Diluted Share
July 31, 2017
23 of 23

(Dollars and shares in thousands, except per share data)
(Unaudited)

Tangible Common Equity to Tangible Assets

Tangible common equity to tangible assets is a non-GAAP ratio that represents total equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets. This ratio has received more attention over the past several years from stock analysts and regulators. The most comparable GAAP measure of shareholders' equity to total assets is calculated by dividing total shareholders' equity by total assets.

	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016

Total shareholders' equity	$191,777	$189,452	$186,712	$185,758	$183,965
Total assets	1,493,205	1,512,580	1,526,540	1,540,120	1,518,370
Total shareholders' equity to total assets	12.84%	12.53%	12.23%	12.06%	12.12%

	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Total shareholders' equity	$191,777	$189,452	$186,712	$185,758	$183,965
Less: goodwill and other intangible assets, net	16,271	16,298	16,324	16,354	23,706
Tangible common shareholders' equity	$175,506	$173,154	$170,388	$169,404	$160,259

Total assets	$1,493,205	$1,512,580	$1,526,540	$1,540,120	$1,518,370
Less: goodwill and other intangible assets, net	16,271	16,298	16,324	16,354	23,706
Tangible assets	$1,476,934	$1,496,282	$1,510,216	$1,523,766	$1,494,664
Tangible common equity ratio	11.88%	11.57%	11.28%	11.12%	10.72%

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Note Transmitted on GlobeNewswire on July 31, 2017, at 5:00 am Alaska Standard Time.